UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  December 31, 2013

Communication Intelligence Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-19301	94-2790442
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

275 Shoreline Drive, Suite 500
Redwood Shores, CA 94065
(Address of principal executive offices)

(650) 802-7888
Registrant’s telephone number, including area code

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02                      Unregistered Sales of Equity Securities

On December 31, 2013, Communication Intelligence Corporation (the “Company”) entered into subscription agreements (the “Subscription Agreements”) with certain investors (each, an “Investor,” and, collectively, the “Investors”). Under the terms of the Subscription Agreements, the Investors purchased an aggregate of 696,252 Units (each a “Unit,” and, collectively, the “Units”) at a purchase price of $3.00 per Unit for an aggregate purchase price of approximately $2,089 million, which amount included the conversion of $1.15 million in existing indebtedness.  Each Unit consists of two (2) shares of the Company’s Series D-1 Preferred Stock and one (1) share of Series D-2 Preferred Stock.  The Series D-1 Preferred Stock and Series D-2 Preferred Stock are identical in rights, preferences, and privileges, except for their conversion price to Common Stock. Shares of Series D-1 Preferred Stock are convertible into shares of Common Stock at an initial conversion price of $0.0225 per share (subject to adjustment).  Shares of Series D-2 Preferred Stock are convertible into shares of Common Stock at an initial conversion price of $0.05 per share (subject to adjustment).

The Investors were also issued warrants to purchase approximately 18.989 million shares of Common Stock at the time of the funding of their investment.  These warrants are exercisable for a period of three years and have an exercise price of $0.0275 per share.  In addition to the warrants issued at closing, the Subscription Agreements entitle Investors to receive warrants to purchase up to an additional 56.966 million shares of Common Stock based on whether the Company attains certain revenue targets in 2014, as described therein.  Any such additional warrants will be exercisable until December 31, 2016 and will have an exercise price of $0.0275 per share.

The Company had previously raised $1.15 million in May 2013 through the issuance of units comprised of shares of Series D-1 Preferred Stock and Series D-2 Preferred Stock.  All investors from the May 2013 financing agreed to exchange the securities issued to them in the prior financing for the same securities issued to investors in the financing closed on December 31, 2013, with the investors from the May 2013 financing receiving in such exchange an aggregate of 383,333 Units and an initial warrant grant to purchase approximately 10.455 million shares of Common Stock, with the ability to receive warrants to purchase up to an additional 31.363 million shares of Common Stock based on whether the Company attains certain revenue targets in 2014.

Item 5.03 Amendments to Articles or Bylaws

On December 31, 2013, the Company filed with the Delaware Secretary of State a Certificate of Amendment (the “Certificate of Amendment”) to the Certificate of Designation of Series D Convertible Preferred Stock (“Series D Certificate of Designation”).  The primary purpose of the Certificate of Amendment was to make conforming changes to the Series D Certificate of Designation regarding the number of authorized shares of Series D-1 Preferred Stock and Series D-2 Preferred Stock following approval by the Company’s stockholders at the November 2013 Annual Meeting of Stockholders of an increase in the authorized number of shares of Series D-1 Preferred Stock from 3,000,000 to 6,000,000 shares and an increase in the authorized number of shares of Series D-2 Preferred Stock from 8,000,000 to 9,000,000 shares.  The Certificate of Amendment was approved by a majority of the outstanding shares of each of the Series B Preferred Stock, Series C Preferred Stock, Series D-1 Preferred Stock and Series D-2 Preferred Stock acting by written consent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Communication Intelligence Corporation
Date: January 7, 2014
	By:	/s/ Andrea Goren

Andrea Goren
Chief Financial Officer